Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ECB Bancorp, Inc. and Subsidiary

We consent to the incorporation by reference in the registration statements (No. 333-77689 and 333-151210) on Forms S-8 and the registration statement (No. 333-157574) on Form S-3 of ECB Bancorp, Inc. of our reports dated March 30, 2012, with respect to the consolidated financial statements of ECB Bancorp, Inc. and the effectiveness of internal control over financial reporting, which reports appear in ECB Bancorp, Inc. and Subsidiary’s 2011 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

March 30, 2012